As filed with the Securities and Exchange Commission on November 14, 2008. Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

LINCOLN NATIONAL CORPORATION
(Exact name of Registrant as Specified in its Charter)

150 N. Radnor Chester Road
Indiana	Radnor, Pennsylvania 19087	35-1140070
(State of Incorporation)	(Address of principal executive offices, including Zip Code)	(I.R.S. Employer Identification No.)

LINCOLN NATIONAL CORPORATION
DEFERRED COMPENSATION & SUPPLEMENTAL/
EXCESS RETIREMENT PLAN
(Full Title of the Plan)

Dennis L. Schoff, Esq.
Senior Vice President and General Counsel
Lincoln National Corporation
150 N. Radnor Chester Road
Radnor, Pennsylvania 19087
(484) 583-1400
(name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$75,000,000	100%	$75,000,000	$2,948

(1)
The Deferred Compensation Obligations are unsecured and unsubordinated obligations of Lincoln National Corporation to pay deferred compensation in the future in accordance with the terms of the Plan.  The fee is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

INTRODUCTION

The filing of this Registration Statement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional $75,000,000 in principal amount of Deferred Compensation Obligations of Lincoln National Corporation to be offered and sold pursuant to the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan (the “Plan”).  The contents of our Registration Statement on Form S-8 (SEC File No. 333-143796) filed with the Securities and Exchange Commission on June 15, 2007, including periodic filings updating or amending the contents of the filed Form S-8, is incorporated herein by reference to the extent not modified hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents filed (File No. 1-6028) with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934 (the “Exchange Act”):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, June 30 and September 30, 2008;

•
Our Current Reports on Form 8-K filed with the SEC on February 13, April 1 (except Item 7.01 on such Form 8-K shall not be deemed incorporated by reference herein), May 6, August 18, September 30, and October 10 (except Item 2.02 of such Form 8-K shall not be deemed incorporated by reference herein), 2008;

•	The description of our common stock contained in Form 10 filed with the SEC on April 28, 1969, including any amendments or reports filed for the purpose of updating that description; and

•
The description of our common stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996, including any amendments or reports filed for the purpose of updating that description.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

This Registration Statement covers our Deferred Compensation Obligations issued under the Plan.  The following is a summary of the Plan as it relates to the Deferred Compensation Obligations.  The summary is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this Registration Statement.

The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants.  Compensation deferred for a participant under the Plan is notionally credited to various investment options (phantom investments) which are used to value the Plan account we establish for the participant.  Each account is credited with earnings, gains, and losses based on these notional investment measures.

The portion of a participant's account balance under the Plan that is not credited to the LNC Common Stock unit investment option is payable in cash.  The portion of a participant’s account balance that is credited to the LNC Common Stock unit investment option is payable only in shares of our Common Stock, with fractional shares paid in cash.  Payments may be made in a lump sum or in annual installments over a period of up to 20 years, at the election of the participant.  Payments are made at a participants’ death, retirement, termination of employment or in a calendar year selected by the participant at the time of deferral.  For payments made in a calendar year selected by the participant, the account is valued and paid as of February 5th of that calendar year.  For payments after the participant’s death, the account is valued as of the date of death.  For payments made upon the participant’s separation from service (retirement or termination), the account is valued and paid as of the first day of the 13th full month after the date of separation from service.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not subject in any manner to hypothecation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void.  The Deferred Compensation Obligations are not convertible into any other security except that account balances treated as invested in our Common Stock are distributed in shares of our Common Stock.

No trustee has been appointed to take action with respect to the Deferred Compensation Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations.  The Plan is an unfunded, non-qualified plan.  We may establish a “rabbi trust” to serve as a source of funds from which we can satisfy the obligations.  Participants in the Plan will have no rights to any assets held by any rabbi trust, except as our general creditors.  Assets of any rabbi trust will at all times be subject to the claims of our general creditors.

We have the ability to amend the Plan prospectively at any time.  We also have the ability to terminate the Plan provided participants receive advance notice.

Item 5. Interests of Named Experts and Counsel.

The validity of our Deferred Compensation Obligations offered hereby will be passed upon for us by Dennis L. Schoff, Esquire, Senior Vice President and General Counsel of Lincoln National Corporation.  As of September 30, 2008, Mr. Schoff beneficially owns approximately 174,512 shares of our Common Stock including options exercisable within sixty days of the date of the Registration Statement.

Item 6. Indemnification of Officers and Directors.

Our bylaws, pursuant to authority contained in the Indiana Business Corporation Law and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

•
reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding, and

•
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any action, suit or proceeding where such person is not wholly successful on the merits or otherwise, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interests, and in all other cases, the individual’s conduct was at least not opposed to our best interests.  In the case of a criminal proceeding, the person must also have had reasonable cause to believe his/her conduct was lawful or have had no reasonable cause to believe his/her conduct was unlawful.

Indiana law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper.  Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses we have previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel.  In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.  We also intend to enter into separate indemnification agreements with our directors and officers, which will contractually obligate us to provide similar indemnification as provided by our by laws.

The indemnification and advancement of expenses provided for in our bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to under other agreements, shareholders’ and board resolutions and our articles of incorporation.

Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.

The Exhibit Index on page on page E-1 of this Registration Statement is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrants or used or referred to by the undersigned Registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on this 14th day of November 2008.

LINCOLN NATIONAL CORPORATION

By:	/s/ Frederick J. Crawford
Frederick J. Crawford
Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Dennis R. Glass*	President and Chief Executive Officer (Principal Executive Officer) and a Director	November 14, 2008
/s/ Frederick J. Crawford Frederick J. Crawford	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 14, 2008
/s/ Douglas N. Miller Douglas N. Miller	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 14, 2008
William J. Avery*	Director	November 14, 2008
J. Patrick Barrett*	Director	November 14, 2008
William H. Cunningham*	Director	November 14, 2008
George W. Henderson, III*	Director	November 14, 2008
Eric G. Johnson*	Director	November 14, 2008
M. Leanne Lachman*	Director	November 14, 2008
Michael F. Mee*	Director	November 14, 2008
William Porter Payne* .	Director	November 14, 2008
Patrick S. Pittard*	Director	November 14, 2008
David A. Stonecipher*	Director	November 14, 2008
Isaiah Tidwell*	Director	November 14, 2008

*By: /s/ Dennis L. Schoff
Dennis L. Schoff
Attorney-in-Fact
(Pursuant to Powers of Attorney)

EXHIBIT INDEX

Exhibit No.	Description
4.1
Lincoln National Corporation Deferred Compensation & Supplemental/Excees Retirement Plan is incorporated by reference to Exhibit 10.17 of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2007.

4.2	Amendment No. 1 to the Lincoln National Corporation Deferred Compensation & Supplemental/Excees Retirement.*
5.1	Opinion of Dennis L. Schoff, Esq., as to the legality of the securities being registered.*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Dennis L. Schoff, Esq., is contained in Exhibit 5.1.
24.1	Powers of Attorney *
*Filed herewith

E-1